Exhibit 99.1

DTE Gas Company

Consolidated Financial Statements as of December 31, 2013 and 2012 and for each of the three years in the period ended
December 31, 2013 and Report of Independent Registered Public Accounting Firm

DEFINITIONS

ASC	Accounting Standards Codification

ASU	Accounting Standards Update Costs to achieve, consisting of project management, consultant support and employee severance, related to the Performance Excellence Process

Company	DTE Gas Company and any subsidiary companies

Customer Choice	Michigan legislation giving customers the option to choose alternative suppliers for gas.

DTE Energy	DTE Energy Company, directly or indirectly the parent of DTE Electric Company, DTE Gas Company and numerous non-utility subsidiaries.

DTE Gas	DTE Gas Company (an indirect wholly owned subsidiary of DTE Energy) and subsidiary companies.

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

GCR	A Gas Cost Recovery mechanism authorized by the MPSC that allows DTE Gas to recover through rates its natural gas costs.

MPSC	Michigan Public Service Commission

RDM	A Revenue Decoupling Mechanism authorized by the MPSC that is designed to minimize the impact on revenues of changes in average customer usage of natural gas.

Units of Measurement

Bcf	Billion cubic feet of gas

Mcf	Thousand cubic feet of gas

MMcf	Million cubic feet of gas

MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS

Certain items reflected in the accompanying Consolidated Financial Statements have been eliminated in the DTE Energy Consolidated Financial Statements.

	2013	2012	2011
	(In millions)
Operating Revenues	$1,448	$1,293	$1,483
Cost of Gas	607	536	729
Gross Margin	841	757	754
Operation and Maintenance	423	380	390
Depreciation and Amortization	95	92	89
Taxes Other Than Income	56	53	53
Operating Income	267	232	222
Other (Income) and Deductions	49	68	54
Income Tax Expense	77	50	59
Net Income	$141	$114	$109

Gross margin increased $84 million in 2013 and increased $3 million in 2012. Revenues associated with certain tracking mechanisms and surcharges are offset by related expenses elsewhere in the Consolidated Statement of Operations.

	2013	2012
	(In millions)
Weather	$72	$(41)
Uncollectible tracking mechanism	20	—
Lost and stolen gas	9	29
Self-implementation and rate orders	15	5
Revenue decoupling mechanism	(16)	11
Energy optimization revenue	(3)	6
Midstream storage and transportation revenues	(8)	6
Other	(5)	(13)
Increase (decrease) in gross margin	$84	$3

	2013	2012	2011
Gas Markets (in Bcf)
Gas sales	125	102	120
End user transportation	157	157	141
	282	259	261
Intermediate transportation	300	264	273
	582	523	534

Operation and maintenance expense increased $43 million in 2013 and decreased $10 million in 2012. The increase in 2013 is primarily due to higher gas operations expenses of $24 million, higher maintenance and repair costs of $14 million, higher transmission costs of $14 million, higher corporate administrative expenses of $8 million and increased uncollectible expenses of $5 million, partially offset by lower employee benefit expenses of $19 million and reduced energy optimization expenses of $3 million. The decrease in 2012 is primarily due to reduced uncollectible expenses of $9 million, lower legal liability expenses of $4 million and lower customer service expenses of $3 million, partially offset by increased energy optimization expenses of $6 million and higher employee benefit expenses of $3 million.

Other (income) and deductions were lower by $19 million in 2013 and higher by $14 million in 2012. The decrease in 2013 is due to lack of a contribution to the DTE Energy Foundation in 2013, partially offset by a $5 million contribution to low income energy assistance funds. The increase in 2012 was due primarily to the contribution to the DTE Energy Foundation of $21 million, partially offset by lower interest expenses of $5 million.

Outlook — We continue to move forward in our efforts to achieve operational excellence, sustained strong cash flows and earn our authorized return on equity. We expect that our planned significant infrastructure capital expenditures will result in earnings growth. Looking forward, additional factors may impact earnings such as weather, the outcome of regulatory proceedings, benefit plan design changes, and investment returns and changes in discount rate assumptions in benefit plans and health care costs. We expect to continue our efforts to improve productivity and decrease our costs while improving customer satisfaction with consideration of customer rate affordability.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of DTE Gas Company:

In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations, of comprehensive income, of cash flows and of changes in shareholder's equity present fairly, in all material respects, the financial position of DTE Gas Company and its subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan
March 18, 2014

DTE Gas Company

Consolidated Statements of Operations

	Year Ended December 31,
	2013	2012	2011
	(In millions)
Operating Revenues	$1,448	$1,293	$1,483

Operating Expenses
Cost of gas	607	536	729
Operation and maintenance	423	380	390
Depreciation and amortization	95	92	89
Taxes other than income	56	53	53
	1,181	1,061	1,261
Operating Income	267	232	222

Other (Income) and Deductions
Interest expense	58	59	63
Interest income	(7)	(7)	(7)
Other income	(9)	(9)	(7)
Other expenses	7	25	5
	49	68	54
Income Before Income Taxes	218	164	168

Income Tax Expense	77	50	59

Net Income	$141	$114	$109

See Notes to Consolidated Financial Statements

DTE Gas Company

Consolidated Statements of Comprehensive Income

	Year Ended December 31,
	2013	2012	2011
	(In millions)
Net income	$141	$114	$109
Benefit obligations, net of tax	1	(1)	—
Comprehensive income	$142	$113	$109

See Notes to Consolidated Financial Statements

DTE Gas Company

Consolidated Statements of Financial Position

	December 31,
	2013	2012
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$1	$1
Accounts receivable (less allowance for doubtful accounts of $20 and $20, respectively)
Customer	341	282
Affiliates	52	43
Other	2	6
Inventories
Gas	4	37
Materials and supplies	15	18
Gas customer choice deferred asset	81	82
Deferred income taxes	37	53
Notes receivable
Affiliates	5	8
Other	3	3
Regulatory assets	13	18
Other	15	15
	569	566

Investments	25	23

Property
Property, plant and equipment	4,101	3,982
Less accumulated depreciation and amortization	(1,605)	(1,554)
	2,496	2,428
Other Assets
Regulatory assets	558	889
Net investment in lease	63	66
Prepaid pension costs — affiliates	206	97
Prepaid postretirement costs — affiliates	46	—
Other	8	9
	881	1,061
Total Assets	$3,971	$4,078

See Notes to Consolidated Financial Statements

DTE Gas Company

Consolidated Statement of Financial Position

	December 31,
	2013	2012
	(In millions, except shares)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$19	$22
Other	137	137
Short-term borrowings
Affiliates	12	59
Other	96	110
Current portion of long-term debt	80	60
Regulatory liabilities	24	22
Other	69	86
	437	496

Long-Term Debt	949	859

Other Liabilities
Deferred income taxes	701	632
Regulatory liabilities	477	548
Accrued pension liability — affiliates	116	180
Accrued postretirement liability — affiliates	—	129
Asset retirement obligations	127	130
Other	44	45
	1,465	1,664
Commitments and Contingencies (Notes 7 and 12)

Shareholder's Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	534	534
Retained earnings	588	528
Accumulated other comprehensive loss	(2)	(3)
	1,120	1,059
Total Liabilities and Shareholder's Equity	$3,971	$4,078

See Notes to Consolidated Financial Statements

DTE Gas Company

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2013	2012	2011
	(In millions)
Operating Activities
Net income	$141	$114	$109
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	95	92	89
Allowance for equity funds used during construction	(1)	(1)	—
Deferred income taxes	75	42	53
Changes in assets and liabilities:
Accounts receivable, net	(73)	64	59
Inventories	28	14	(9)
Prepaid pension costs — affiliates	(109)	14	66
Prepaid postretirement benefit costs — affiliates	(46)	—	—
Accounts payable	(10)	(1)	(19)
Accrued pension liability — affiliates	(63)	44	85
Accrued postretirement liability — affiliates	(54)	(103)	51
Regulatory assets and liabilities	243	(9)	(142)
Other assets	(1)	10	(1)
Other liabilities	6	6	16
Net cash from operating activities	231	286	357
Investing Activities
Plant and equipment expenditures	(208)	(216)	(175)
Proceeds from sale of assets	1	—	—
Notes receivable and other	7	2	2
Net cash used for investing activities	(200)	(214)	(173)
Financing Activities
Short-term borrowings, net	(14)	(75)	(102)
Issuance of long-term debt, net of issuance costs	169	70	—
Redemption of long-term debt	(60)	(40)	—
Notes payable from affiliates	(47)	56	—
Dividends on common stock	(79)	(82)	(80)
Other	—	—	(2)
Net cash used for financing activities	(31)	(71)	(184)
Net Increase in Cash and Cash Equivalents	—	1	—
Cash and Cash Equivalents at Beginning of Period	1	—	—
Cash and Cash Equivalents at End of Period	$1	$1	$—

Supplemental disclosure of cash information
Cash paid (received) for:
Interest (net of interest capitalized)	$54	$56	$56
Income taxes	$5	$5	$(5)

Supplemental disclosure of non-cash information
Plant and equipment expenditures in accounts payable	$18	$13	$13
Transfer of subsidiaries to an affiliate	$2	$—	$12

See Notes to Consolidated Financial Statements

DTE Gas Company

Consolidated Statements of Changes in Shareholder's Equity

	Common Stock		Retained	Accumulated Other Comprehensive
	Shares	Amount	Earnings	Loss	Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2010	10,300	$534	$479	$(2)	$1,011
Net income	—	—	109	—	109
Dividends declared on common stock	—	—	(80)	—	(80)
Transfer of subsidiaries to an affiliate	—	—	(12)	—	(12)
Balance, December 31, 2011	10,300	$534	$496	$(2)	$1,028
Net income	—	—	114	—	114
Dividends declared on common stock	—	—	(82)	—	(82)
Benefit obligations, net of tax	—	—	—	(1)	(1)
Balance, December 31, 2012	10,300	$534	$528	$(3)	$1,059
Net income	—	—	141	—	141
Dividends declared on common stock	—	—	(79)	—	(79)
Benefit obligations, net of tax	—	—	—	1	1
Transfer of subsidiaries to an affiliate	—	—	(2)	—	(2)
Balance, December 31, 2013	10,300	$534	$588	$(2)	$1,120

See Notes to Consolidated Financial Statements

DTE Gas Company
Notes to Consolidated Financial Statements

NOTE 1 — BASIS OF PRESENTATION

Corporate Structure

DTE Gas is a Michigan corporation organized in 1898. DTE Gas is an indirect, wholly-owned subsidiary of DTE Energy. DTE Gas is a public utility subject to regulation by the MPSC and the FERC. DTE Gas is engaged in the purchase, storage, transportation, distribution and sale of natural gas to approximately 1.2 million customers throughout Michigan and the sale of storage and transportation capacity.

References in this report to “we”, “us”, “our” or “Company” are to DTE Gas Company and its subsidiaries, collectively.

Basis of Presentation

The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.

Certain prior year balances were reclassified to match the current year's financial statement presentation.

Principles of Consolidation

The Company consolidates all majority-owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to influence the operating policies of the investee. When the Company does not influence the operating policies of an investee, the cost method is used. These consolidated financial statements also reflect the Company’s proportionate interests in certain jointly owned utility plants. The Company eliminates all intercompany balances and transactions.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Revenues

Revenues from the sale, delivery and storage of natural gas are recognized as services are provided. DTE Gas records revenues for gas provided but unbilled at the end of each month. Rates for DTE Gas include provisions to adjust billings for fluctuations in the cost of natural gas and certain other costs. Revenues are adjusted for differences between actual costs subject to reconciliation and the amounts billed in current rates. Under or over recovered revenues related to these cost recovery mechanisms are recorded on the Consolidated Statements of Financial Position and are recovered or returned to customers through adjustments to the billing factors.

See Note 7 for further discussion of recovery mechanisms authorized by the MPSC.

Comprehensive Income (Loss)

Comprehensive income (loss) is the change in common shareholder's equity during a period from transactions and events from non-owner sources, including net income. As shown in the following tables, amounts recorded to accumulated other comprehensive loss for the year ended December 31, 2013 include unrealized gains and losses from derivatives accounted for as cash flow hedges and changes in benefit obligations, consisting of deferred actuarial losses, prior service costs and transition amounts related to pension and other postretirement benefit plans.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

	Changes in Accumulated Other Comprehensive Loss by Component (a)
	For The Year Ended December 31, 2013
	Net Unrealized Loss on Derivatives	Benefit Obligations	Total
	(In millions)
Beginning balances, December 31, 2012	$(1)	$(2)	$(3)
Other comprehensive income before reclassifications	—	1	1
Amounts reclassified from Accumulated other comprehensive income (loss)	—	—	—
Net current-period other comprehensive income	—	1	1
Ending balances, December 31, 2013	$(1)	$(1)	$(2)
______________________________________

(a)	All amounts are net of tax.

Cash Equivalents

Cash and cash equivalents include cash on hand, cash in banks and temporary investments purchased with remaining maturities of three months or less.

Receivables

Accounts receivable are primarily composed of trade receivables and unbilled revenue. Our accounts receivable are stated at net realizable value.

The allowance for doubtful accounts is generally calculated using the aging approach that utilizes rates developed in reserve studies. The Company establishes an allowance for uncollectible accounts based on historical losses and management's assessment of existing economic conditions, customer trends, and other factors. Customer accounts are generally considered delinquent if the amount billed is not received by the due date, which is typically in 21 days, however, factors such as assistance programs may delay aggressive action. DTE Gas assesses late payment fees on trade receivables based on contractual past-due terms with customers. Customer accounts are written off when collection efforts have been exhausted. The time period for write-off is 150 days after service has been terminated.

Unbilled revenues of $132 million and $112 million are included in customer accounts receivable at December 31, 2013 and 2012, respectively.

Notes Receivable

Notes receivable, or financing receivables, are primarily comprised of capital lease receivables and loans and are typically considered delinquent when payment is not received for periods ranging from 60 to 120 days. The Company ceases accruing interest (nonaccrual status), considers a note receivable impaired, and establishes an allowance for credit loss when it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the note receivable. Cash payments received on nonaccrual status notes receivable, that do not bring the account contractually current, are first applied to contractually owed past due interest, with any remainder applied to principal. Accrual of interest is generally resumed when the note receivable becomes contractually current.

In determining the allowance for credit losses for notes receivable, we consider the historical payment experience and other factors that are expected to have a specific impact on the counterparty's ability to pay. In addition, the Company monitors the credit ratings of the counterparties from which we have notes receivable.

Inventories

DTE Gas generally values materials and supplies inventory at average cost.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Natural gas inventory of $4 million and $37 million as of December 31, 2013 and 2012, respectively, is determined using the last-in, first-out (LIFO) method. At December 31, 2013, the replacement cost of gas remaining in storage exceeded the LIFO cost by $170 million. At December 31, 2012, the replacement cost of gas remaining in storage exceeded the LIFO cost by $113 million.

Gas Customer Choice Deferred Asset

Gas customer choice deferred asset represents gas provided to DTE Gas by suppliers of gas for customers that participate in the Customer Choice program. As the gas is sold and billed to Customer Choice customers, primarily in the December through March heating season, this asset is reduced. At the end of an April through March cycle each year, any balance is reconciled and settled with the various suppliers.

Property, Retirement and Maintenance, and Depreciation and Amortization

Property is stated at cost and includes construction-related labor, materials, overheads and an allowance for funds used during construction (AFUDC). The cost of properties retired is charged to accumulated depreciation. Expenditures for maintenance and repairs are charged to expense when incurred.

Property is depreciated over its estimated useful life using straight-line rates approved by the MPSC.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds the expected discounted future cash flows generated by the asset, an impairment loss is recognized resulting in the asset being written down to its estimated fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

Excise and Sales Taxes

The Company records the billing of excise and sales taxes as a receivable with an offsetting payable to the applicable taxing authority, with no net impact on the Consolidated Statements of Operations.

Deferred Debt Costs

The costs related to the issuance of long-term debt are deferred and amortized over the life of each debt issue. In accordance with MPSC regulations, the unamortized discount, premium and expense related to debt redeemed with a refinancing are amortized over the life of the replacement issue.

Investments in Debt and Equity Securities

The Company generally classifies investments in debt and equity securities as trading and has recorded such investments at market value with unrealized gains or losses included in earnings.

Stock-Based Compensation

The Company received an allocation of costs from DTE Energy associated with stock-based compensation. Our allocation for stock-based compensation expense was approximately $16 million in 2013, $11 million in 2012 and $9 million in 2011.

Subsequent Events

The Company has evaluated subsequent events through March 18, 2014, the date that these financial statements were available to be issued.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Other Accounting Policies

See the following notes for other accounting policies impacting the Company's consolidated financial statements:

Note	Title
3	Fair Value
4	Financial and Other Derivative Instruments
6	Asset Retirement Obligation
7	Regulatory Matters
8	Income Taxes

NOTE 3 — FAIR VALUE

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.

A fair value hierarchy has been established, that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:

•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•
Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•
Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.

Fair Value of Financial Instruments

The fair value of financial instruments included in the table below is determined by using quoted market prices when available. When quoted prices are not available, pricing services may be used to determine the fair value with reference to observable interest rate indexes. The Company has obtained an understanding of how the fair values are derived. The Company also selectively corroborates the fair value of its transactions by comparison of market-based price sources. Discounted cash flow analyses based upon estimated current borrowing rates are also used to determine fair value when quoted market prices are not available. The fair values of notes receivable, excluding capital leases, are estimated using discounted cash flow techniques that incorporate market interest rates as well as assumptions about the remaining life of the loans and credit risk. Depending on the information available, other valuation techniques may be used that rely on internal assumptions and models. Valuation policies and procedures are determined by the Company's Treasury Department which reports to the Company's Vice President and Treasurer.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

The following table presents the carrying amount and fair value of financial instruments as of December 31, 2013 and 2012:

	December 31, 2013				December 31, 2012
	Carrying	Fair Value			Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Amount	Level 1	Level 2	Level 3
	(In millions)
Notes receivable - affiliates	$5	$—	$—	$5	$8	$—	$—	$8
Short-term borrowings - affiliates	$12	$—	$—	$12	$59	$—	$—	$59
Short-term borrowings - other	$96	$—	$96	$—	$110	$—	$110	$—
Long-term debt	$1,029	$—	$908	$204	$919	$—	$946	$133

Other Securities

At December 31, 2013 and 2012, trading securities consisted of life insurance contracts, which had underlying investments in money-market and debt and equity securities. Gains related to the trading securities held at December 31, 2013, 2012, and 2011 were $3 million, $2 million and $1 million, respectively.

NOTE 4 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS

The Company recognizes all derivatives at their fair value as Derivative assets or liabilities on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income and later reclassified into earnings when the underlying transaction occurs. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately. For fair value hedges, changes in fair values for the derivative and hedged item are recognized in earnings each period. For derivatives that do not qualify or are not designated for hedge accounting, changes in fair value are recognized in earnings each period.

The Company's primary market risk exposure is associated with commodity prices, credit and interest rates. DTE Gas has risk management policies to monitor and manage market risks. DTE Gas purchases, stores, transports, distributes and sells gas. The Company has fixed-priced contracts for portions of its expected gas supply requirements through 2016. Substantially all of these contracts meet the normal purchases and sales exemption and are therefore accounted for under the accrual method. The Company may also sell forward transportation and storage capacity contracts. Forward transportation and storage contracts are generally not derivatives and are therefore accounted for under the accrual method.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

NOTE 5 — PROPERTY, PLANT AND EQUIPMENT

Summary of property by classification as of December 31:

	2013	2012
	(In millions)
Property, Plant and Equipment
Distribution	$2,834	$2,704
Storage	431	426
Other	836	852
Total	4,101	3,982
Less Accumulated Depreciation
Distribution	(1,129)	(1,057)
Storage	(138)	(132)
Other	(338)	(365)
Total	(1,605)	(1,554)
Net Property, Plant and Equipment	$2,496	$2,428

AFUDC capitalized in 2013 and 2012 was approximately $1 million in each year.

The composite depreciation rate for DTE Gas was 2.4% in 2013 and 2012, and 2.3% in 2011.

The average estimated useful life for gas distribution and storage property was 50 years and 53 years, respectively, at December 31, 2013.

Capitalized software costs are classified as Property, plant and equipment and the related amortization is included in Accumulated depreciation and amortization, on the Consolidated Statements of Financial Position. The Company capitalizes the costs associated with computer software it develops or obtains for use in its business. The Company amortizes capitalized software costs on a straight-line basis over the expected period of benefit, ranging from 5 to 15 years.

Capitalized software costs amortization expense was $7 million in 2013, 2012 and 2011. The gross carrying amount and accumulated amortization of capitalized software costs at December 31, 2013 were $96 million and $61 million, respectively. The gross carrying amount and accumulated amortization of capitalized software costs at December 31, 2012 were $93 million and $54 million, respectively.

NOTE 6 — ASSET RETIREMENT OBLIGATIONS

The Company has conditional retirement obligations for gas pipelines, certain service centers, compressor and gate stations. The Company recognizes such obligations as liabilities at fair market value when they are incurred, which generally is at the time the associated assets are placed in service. Fair value is measured using expected future cash outflows discounted at our credit-adjusted risk-free rate. The Company recognizes regulatory assets or liabilities for timing differences in expense recognition for legal asset retirement costs that are currently recovered in rates.

If a reasonable estimate of fair value cannot be made in the period in which the retirement obligation is incurred, such as for assets with indeterminate lives, the liability is recognized when a reasonable estimate of fair value can be made. Natural gas storage system and certain other distribution assets have an indeterminate life. Therefore, no liability has been recorded for these assets.

A reconciliation of the asset retirement obligation for the year ended December 31, 2013 follows:

(In millions)
Asset retirement obligations at December 31, 2012	$130
Accretion	8
Transfer to DTE affiliate	(1)
Liabilities settled	(10)
Asset retirement obligations at December 31, 2013	$127

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

NOTE 7 — REGULATORY MATTERS

Regulation

DTE Gas is subject to the regulatory jurisdiction of the MPSC, which issues orders pertaining to rates, recovery of certain costs, including the costs of regulatory assets, conditions of service, accounting and operating-related matters. DTE Gas operates natural gas storage and transportation facilities in Michigan as intrastate facilities regulated by the MPSC and provides intrastate storage and transportation services pursuant to an MPSC-approved tariff.

DTE Gas also provides interstate storage and transportation services in accordance with an Operating Statement on file with the FERC. The FERC's jurisdiction is limited and extends to the rates, non-discriminatory requirements and terms and conditions applicable to storage and transportation provided by DTE Gas in interstate markets. FERC granted DTE Gas authority to provide storage and related services in interstate commerce at market-based rates. DTE Gas provides transportation services in interstate commerce at cost-based rates approved by the MPSC and filed with the FERC. We are subject to the requirements of other regulatory agencies with respect to safety, the environment and health.

The Company is unable to predict the outcome of the unresolved regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders and appeals, which may materially impact the financial position, results of operations and cash flows of the Company.

Regulatory Assets and Liabilities

DTE Gas is required to record regulatory assets and liabilities for certain transactions that would have been treated as revenue or expense in non-regulated businesses. Continued applicability of regulatory accounting treatment requires that rates be designed to recover specific costs of providing regulated services and be charged to and collected from customers. Future regulatory changes or changes in the competitive environment could result in the discontinuance of this accounting treatment for regulatory assets and liabilities for some or all of our businesses and may require the write-off of the portion of any regulatory asset or liability that was no longer probable of recovery through regulated rates. Management believes that currently available facts support the continued use of regulatory assets and liabilities and that all regulatory assets and liabilities are recoverable or refundable in the current regulatory environment.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

The following are balances and a brief description of the regulatory assets and liabilities as of December 31:

	2013	2012
	(In millions)
Assets
Recoverable pension and other postretirement costs:
Pension	$403	$605
Other postretirement costs	—	110
Deferred environmental costs	57	58
Recoverable Michigan income taxes	49	51
Unamortized loss on reacquired debt	25	26
Cost to achieve Performance Excellence Process	11	14
Recoverable revenue decoupling	9	—
Other	17	43
	571	907
Less amount included in current assets	(13)	(18)
	$558	$889
Liabilities
Asset removal costs	$318	$358
Negative pension offset	84	105
Refundable income taxes	45	56
Refundable other postretirement costs	24	—
Refundable uncollectible expense	12	27
Accrued GCR refund	12	16
Energy optimization	6	8
	501	570
Less amount included in current liabilities and other liabilities	(24)	(22)
	$477	$548

As noted below, certain regulatory assets for which costs have been incurred have been included (or are expected to be included, for costs incurred subsequent to the most recently approved rate case) in DTE Gas's rate base, thereby providing a return on invested costs (except as noted). Certain other regulatory assets are not included in rate base but accrue recoverable carrying charges until surcharges to collect the assets are billed. Certain regulatory assets do not result from cash expenditures and therefore do not represent investments included in rate base or have offsetting liabilities that reduce rate base.

ASSETS

•
Recoverable pension and other postretirement costs — Accounting rules for pension and other postretirement benefit costs require, among other things, the recognition in other comprehensive income of the actuarial gains or losses and the prior service costs that arise during the period but that are not immediately recognized as components of net periodic benefit costs. The Company records the impact of actuarial gains or losses and prior service costs as a regulatory asset since the traditional rate setting process allows for the recovery of pension and other postretirement costs. The asset will reverse as the deferred items are amortized and recognized as components of net periodic benefit costs. (a)

•
Deferred environmental costs — The MPSC approved the deferral of investigation and remediation costs associated with former manufactured gas plant sites. Amortization of deferred costs is over a ten-year period beginning in the year after costs were incurred, with recovery (net of any insurance proceeds) through base rate filings. (a)

•
Recoverable Michigan income taxes — In July 2007, the Michigan Business Tax (MBT) was enacted by the State of Michigan. State deferred tax liabilities were established for the Company, and offsetting regulatory assets were recorded as the impacts of the deferred tax liabilities will be reflected in rates as the related taxable temporary differences reverse and flow through current income tax expense. In May 2011, the MBT was repealed and the Michigan Corporate Income Tax (MCIT) was enacted. The regulatory asset was remeasured to reflect the impact of the MCIT tax rate. (a)

•
Unamortized loss on reacquired debt — The unamortized discount, premium and expense related to debt redeemed with a refinancing are deferred, amortized and recovered over the life of the replacement issue.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

•
Cost to achieve Performance Excellence Process (PEP) — The MPSC authorized the deferral of costs to implement the PEP. These costs consist of employee severance, project management and consultant support. These costs are amortized over a ten-year period beginning with the year subsequent to the year the costs were deferred.

•
Recoverable revenue decoupling — Amounts recoverable from DTE Gas customers for the change in revenue resulting from the difference in weather-adjusted average sales per customer compared to the base level of average sales per customer established by the MPSC. The December 2012 order in DTE Gas's rate case required the RDM be discontinued effective November 1, 2012. The order provided for a new RDM, which began in November 2013.

______________________________________

(a)	Regulatory assets not earning a return or accruing carrying charges.

LIABILITIES

•	Asset removal costs — The amount collected from customers for the funding of future asset removal activities.

•
Negative pension offset — The Company's negative pension costs are not included as a reduction to its authorized rates; therefore, the Company is accruing a regulatory liability to eliminate the impact on earnings of the negative pension expense accrued. This regulatory liability will reverse to the extent the Company's pension expense is positive in future years.

•	Refundable income taxes — Income taxes refundable to customers representing the difference in property-related deferred income taxes payable and amounts recognized pursuant to MPSC authorization.

•
Refundable other postretirement costs — Accounting rules for other postretirement benefit costs require, among other things, the recognition in other comprehensive income of the actuarial gains or losses and the prior service costs or credits that arise during the period but that are not immediately recognized as components of net periodic benefit costs. DTE Gas records the favorable impact of actuarial gains or losses and prior services credits as a regulatory liability since the impact will reduce expense in a future rate setting process as the deferred items are recognized as a component of net periodic benefit costs.

•
Refundable uncollectible expense (UETM) — Liability for the MPSC approved uncollectible expense tracking mechanism that tracks the difference in the fluctuation in uncollectible accounts and amounts recognized pursuant to the MPSC authorization. The UETM was terminated in the December 20, 2012 MPSC approval of the partial settlement agreement.

•	Accrued GCR refund — Liability for the temporary over-recovery of and a return on gas costs incurred by DTE Gas which are recoverable through the GCR mechanism.

•	Energy optimization (EO) — Amounts collected in rates in excess of energy optimization expenditures.

Energy Optimization (EO) Plans

The EO plan is designed to help customers reduce their energy usage by: 1) building customer awareness of energy efficiency options and 2) offering a diverse set of programs and participation options that result in energy savings for each customer class.

In May 2013, DTE Gas filed an application for approval of its reconciliation of its 2012 EO plan expenses. DTE Gas’s EO reconciliation included a cumulative $7 million net over-recovery for its 2012 EO plans. DTE Gas proposed that the calculated over-recovery for 2012 be carried forward into 2013 and used as the beginning balance for the 2013 reconciliation. On December 6, 2013, the MPSC approved the settlement agreement of the DTE Gas 2012 EO reconciliation that carried forward to 2013 the 2012 over-recovery. In addition, the MPSC authorized performance incentive surcharges, over a 12-month period effective January 1, 2014, of approximately $4 million for DTE Gas.

In July 2013, DTE Gas filed an application with the MPSC for the biennial review of its EO plan. On December 19, 2013, the MPSC approved the settlement agreement for the EO plan of DTE Gas.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

2012 Gas Rate Case Filing

DTE Gas filed a rate case on April 20, 2012 based on a projected test year for the twelve-month period ending October 31, 2013. On December 20, 2012, the MPSC approved a partial settlement agreement and authorized the Company to increase its annual gas revenues by $19.9 million for service rendered on and after January 1, 2013. The partial settlement agreement did not resolve the proposal for an infrastructure recovery mechanism (IRM) designed to recover DTE Gas's projected costs over a five-year period related to its gas main renewal, pipeline integrity and meter move out programs. On April 16, 2013, the MPSC issued an order approving the IRM and authorized the recovery of the cost of service related to $77 million of annual investment in the programs beginning in May 2013. The IRM will adjust annually in July for the incremental investment each year, after a limited hearing on the reconciliation of the prior year capital expenditures. When DTE Gas files a rate case, all capital invested as part of the IRM will be rolled into rate base and recovery would continue through base rates as part of a base rate case filing. As part of any future rate case, DTE Gas may propose to implement an updated IRM to address the recovery of future infrastructure investments.

DTE Gas UETM

In March 2013, DTE Gas filed an application with the MPSC for approval of its UETM reconciliation for 2012 requesting authority to refund approximately $20 million. On September 10, 2013, the MPSC approved a settlement agreement approving the requested 2012 UETM refund over a twelve-month period beginning in October 2013.

DTE Gas Revenue Decoupling Mechanism (RDM)

In October 2012, DTE Gas filed an application with the MPSC for approval of its RDM reconciliation for the period July 1, 2011 through June 30, 2012. The application requests authority to adjust existing retail gas rates so as to collect a net amount of approximately $9 million, plus interest. On March 15, 2013, the MPSC approved a settlement agreement and authorized the implementation of surcharges during the billing months of April 2013 through March 2014.

In May 2013, DTE Gas filed an application with the MPSC for approval of its RDM reconciliation for the period July 1, 2012 through October 31, 2012. DTE Gas's RDM application proposed the recovery of a net under-recovery of approximately $5.2 million. On November 14, 2013, the MPSC approved a settlement agreement and authorized the implementation of surcharges during the billing months of December 2013 through March 2014.

The December 2012 order in DTE Gas's rate case required the RDM be discontinued effective November 1, 2012. The order also provided for a new RDM for the period November 1, 2013 through October 31, 2014. The new RDM decouples weather normalized distribution revenue inside caps. The caps are tied to expected conservation targets: 1.125% in the first reconciliation period and 2.25% for the second and future periods.

DTE Gas Depreciation Filing

In compliance with an MPSC order, DTE Gas filed a depreciation case in June 2012. On May 15, 2013, the MPSC approved a settlement agreement increasing DTE Gas’s composite depreciation rates from 2.29% to 2.51%, effective on the same date as the MPSC-approved rates are effective in DTE Gas’s next general rate case. The Company cannot predict when DTE Gas will file its next rate case.

NOTE 8 — INCOME TAXES

Income Tax Summary

DTE Gas is part of the consolidated federal income tax return of DTE Energy. Our federal income tax expense is determined on an individual company basis with no allocation of tax benefits or expenses from other affiliates of DTE Energy. DTE Gas had an income tax receivable of $48 million at December 31, 2013 and $42 million at December 31, 2012 due from DTE Energy.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Total income tax expense varied from the statutory federal income tax rate for the following reasons:

	2013	2012	2011
	(In millions)
Income before income taxes	$218	$164	$168
Income tax expense at 35% statutory rate	$76	$57	$59
Depreciation	(7)	(7)	(7)
State and local income taxes, net of federal benefit	10	7	9
Adjustment to deferred tax accounts	—	(6)	—
Other, net	(2)	(1)	(2)
Income tax expense	$77	$50	$59
Effective income tax rate	35.3%	30.5%	35.1%

During 2012, the Company recorded a $6 million adjustment to deferred taxes recognized in prior years. This adjustment is not considered material to the operating results of any of the relevant periods.

Components of income tax expense were as follows:

	2013	2012	2011
	(In millions)
Current income tax expense
State and other income	$2	$8	$6
Total current income taxes	2	8	6
Deferred income tax expense
Federal	61	38	46
State and other income taxes	14	4	7
Total deferred income taxes	75	42	53
Total	$77	$50	$59

Deferred tax assets and liabilities are recognized for the estimated future tax effect of temporary differences between the tax basis of assets or liabilities and the reported amounts in the financial statements. Deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related assets or liabilities. Deferred tax assets and liabilities not related to assets or liabilities are classified according to the expected reversal date of the temporary differences. Consistent with rate making treatment, deferred taxes are offset in the table below for temporary differences which have related regulatory assets and liabilities.

Deferred income tax assets (liabilities) were comprised of the following at December 31:

	2013	2012
	(In millions)
Property, plant and equipment	$(493)	$(475)
Pension and benefits	(173)	(165)
Net operating losses	26	29
Other comprehensive income	—	2
Other	(24)	30
	$(664)	$(579)
Current deferred income tax assets	$37	$53
Long-term deferred income tax liabilities	(701)	(632)
	$(664)	$(579)
Deferred income tax liabilities	$(899)	$(984)
Deferred income tax assets	235	405
	$(664)	$(579)

The above table excludes unamortized investment tax credits of $6 million and $7 million at December 31, 2013 and 2012, respectively. Investment tax credits are deferred and amortized to income over the average life of the related property.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Uncertain Tax Positions

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2013	2012
	(In millions)
Balance at January 1	$1	$1
Adjustments to unrecognized tax benefits	—	—
Balance at December 31	$1	$1

Unrecognized tax benefits of less than $1 million at December 31, 2013 and 2012, respectively, if recognized, would not have a significant impact on our effective rate.

The Company recognizes interest and penalties pertaining to income taxes in Interest expense and Other expenses, respectively, on its Consolidated Statements of Operations. The Company had insignificant amounts of accrued interest at December 31, 2013 and 2012, respectively. The Company had no accrued penalties pertaining to income taxes. We had insignificant interest in relation to income tax in 2013 and 2012.

In 2013, DTE Energy and its subsidiaries settled a federal tax audit for the 2011 tax year, which resulted in the recognition of a nominal amount of unrecognized tax benefit. DTE Energy's federal income tax returns for 2012 and subsequent years remain subject to examination by the IRS. The DTE Energy's Michigan Business Tax and Michigan Corporate Income Tax returns for 2008 and subsequent years remain subject to examination by the State of Michigan.

Michigan Corporate Income Tax (MCIT)

In May 2011, the Michigan Business Tax (MBT) was repealed and the MCIT was enacted effective January 1, 2012. The MCIT subjects corporations with business activity in Michigan to a 6% tax rate on an apportioned income tax base and eliminates the modified gross receipts tax and nearly all credits available under the MBT. The MCIT also eliminated the future deductions allowed under MBT that enabled companies to establish a one-time deferred tax asset upon enactment of the MBT to offset deferred tax liabilities that resulted from enactment of the MBT. As a result of the enactment of the MCIT, the net state deferred tax liability was remeasured to reflect the impact of the MCIT tax rate on cumulative temporary differences expected to reverse after the effective date.

No recognition of these non-cash transactions have been reflected in the Consolidated Statements of Cash Flows.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

NOTE 9 — LONG-TERM DEBT AND PREFERRED SECURITIES

Long-Term Debt

Our long-term debt outstanding and interest rates of debt outstanding at December 31 were:

	2013	2012
	(In millions)
First Mortgage Bonds, interest payable semi-annually
8.3% series due 2014	$80	$80
3.6% series due 2023	50	—
3.7% series due 2025	70	—
3.9% series due 2028	50	—
3.9% series due 2042	70	70
Senior notes, interest payable semi-annually
5.3% series due 2013	—	60
5.9% series due 2015	140	140
6.0% series due 2018	100	100
5.0% series due 2019	120	120
6.4% series due 2020	50	50
6.4% series due 2023	25	25
6.8% series due 2028	75	75
5.7% series due 2033	200	200
	1,030	920
Less: amount due within one year	(80)	(60)
Less: unamortized discount	(1)	(1)
Total	$949	$859

Debt Issuances

In 2013, the following debt was issued:

Month	Type	Interest Rate	Maturity	Amount
				(In millions)
December	Mortgage Bonds (a)	3.64%	2023	$50
December	Mortgage Bonds (a)	3.74%	2025	70
December	Mortgage Bonds (a)	3.94%	2028	50
				$170
______________________________________
(a) Proceeds were used for the redemption of long-term debt; repayment of short-term borrowings and general corporate purposes.

Debt Redemptions

In 2013, the following debt was redeemed:

Month	Type	Interest Rate	Maturity	Amount
				(In millions)
April	Senior Notes	5.26%	2013	$60
				$60

The following table shows the scheduled debt maturities:

	2014	2015	2016	2017	2018	2019 and thereafter	Total
	(In millions)
Amount to mature	$80	$140	$—	$—	$100	$709	$1,029

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Cross Default Provisions

Substantially all of the net properties of DTE Gas are subject to the lien of its mortgage. Should DTE Gas fail to timely pay its indebtedness under the mortgage, such failure may create cross defaults in the indebtedness of DTE Energy.

Preferred and Preference Securities - Authorized and Unissued

At December 31, 2013, DTE Gas had 7 million shares of preferred stock with a par value of $1 per share and 4 million shares of preference stock with a par value of $1 per share authorized, with no shares issued.

NOTE 10 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS

DTE Gas has a $300 million unsecured revolving credit agreement with a syndicate of 19 banks that can be used for general corporate borrowings, but is intended to provide liquidity support for the Company's commercial paper program. No one bank provides more than 8.7% of the commitment in the facility. Borrowings under the facility are available at prevailing short-term interest rates. The facility will expire in April 2018. At December 31, 2013 and 2012, DTE Gas had $96 million and $110 million, respectively, outstanding against this facility.

The above agreements require the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreements, “total funded debt” means all indebtedness of the Company and its consolidated subsidiaries, including capital lease obligations, hedge agreements and guarantees of third parties’ debt, but excluding contingent obligations, nonrecourse and junior subordinated debt and, except for calculations at the end of the second quarter, certain DTE Gas short-term debt. “Capitalization” means the sum of (a) total funded debt plus (b) “consolidated net worth,” which is equal to consolidated total stockholders' equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At December 31, 2013, the total funded debt to total capitalization ratio for DTE Gas is 0.48 to 1 and is in compliance with this financial covenant.

The weighted average interest rates for short-term borrowings were 0.2% and 0.4% at December 31, 2013 and 2012, respectively.

NOTE 11 — CAPITAL AND OPERATING LEASES

Lessee - DTE Gas leases various assets under operating lease arrangements expiring at various dates through 2024. Some leases contain renewal options. Future minimum lease payments under non-cancelable leases at December 31, 2013 were:

Operating Leases
(In millions)
2014	$1
2015	1
Total minimum lease payments	$2

Rental expense for operating leases was $1 million in 2013, 2012 and 2011.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Lessor - DTE Gas leases a portion of its pipeline system to the Vector Pipeline through a capital lease contract that expires in 2020, with renewal options extending for five years. DTE Energy owns a 40% interest in the Vector Pipeline. The components of the net investment in the capital lease at December 31, 2013, were as follows:

(In millions)
2014	$9
2015	9
2016	9
2017	9
2018	9
Thereafter	17
Total minimum future lease receipts	62
Residual value of leased pipeline	40
Less unearned income	(36)
Net investment in capital lease	66
Less current portion	(3)
$63

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Environmental Matters

Contaminated Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. The facilities, which produced gas, have been designated as manufactured gas plant (MGP) sites. DTE Gas owns, or previously owned, 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites. Cleanup activities associated with these sites will be conducted over the next several years. The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. Accordingly, DTE Gas recognizes a liability and corresponding regulatory asset for estimated investigation and remediation costs at former MGP sites. As of December 31, 2013 and 2012, the Company had $27 million and $28 million accrued for remediation, respectively. Any change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company’s financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC, which allows DTE Gas to amortize the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent environmental costs from having a material adverse impact on the Company’s results of operations.

Guarantees

In certain limited circumstances, the Company enters into contractual guarantees. The Company may guarantee another entity’s obligation in the event it fails to perform. The Company may provide guarantees in certain indemnification agreements. Finally, the Company may provide indirect guarantees for the indebtedness of others.

Labor Contracts

There are several bargaining units for the Company's approximately 1,100 represented employees. The majority of the represented employees are under contracts that expire in 2017.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Purchase Commitments

As of December 31, 2013, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term gas purchase and transportation agreements. The Company estimates that these commitments will be approximately $1.1 billion from 2014 through 2051 as detailed in the following table:

(In millions)
2014	$435
2015	268
2016	77
2017	23
2018	16
2019 — 2051	271
$1,090

DTE Gas also estimates that 2014 capital expenditures will be over approximately $240 million. The Company has made certain commitments in connection with expected capital expenditures.

Bankruptcies

The Company purchases and sells natural gas and gas storage and transportation services from and to governmental entities and numerous companies operating in the steel, automotive, energy, retail, financial and other industries. Certain of its customers have filed for bankruptcy protection under the U.S. Bankruptcy Code. The Company regularly reviews contingent matters relating to these customers and its purchase and sale contracts and records provisions for amounts considered at risk of probable loss. The Company believes its accrued amounts are adequate for probable loss.

The Company provides services to the city of Detroit, Michigan (Detroit). Detroit filed for Chapter 9 bankruptcy protection on July 18, 2013. Detroit has been paying amounts owed in a timely manner and its accounts are substantially current. The Company does not expect Detroit's bankruptcy filing to have a material impact on its financial results.
Other Contingencies

The Company is involved in certain other legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on the Company's operations or financial statements in the periods they are resolved.

See Note 7 for a discussion of contingencies related to regulatory matters.

NOTE 13 — RETIREMENT BENEFITS AND TRUSTEED ASSETS

Pension Plan Benefits

DTE Gas participates in various plans that provide pension and other postretirement benefits for DTE Energy and its affiliates. The plans are sponsored by DTE Energy Corporate Services, LLC (LLC), a subsidiary of DTE Energy. DTE Gas is allocated net periodic benefit costs (credits) for its share of the amounts of the combined plans.

Effective January 1, 2012 for non-represented employees and in March 2013 for the majority of represented employees, the Company discontinued offering a defined benefit retirement plan. In its place, the Company will annually contribute an amount equivalent to 4% (8% for certain DTE Gas represented employees) of an employee's eligible pay to the employee's defined contribution retirement savings plan.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

The Company's policy is to fund pension costs by contributing amounts consistent with the provisions of the Pension Protection Act of 2006 and additional amounts when it deems appropriate. At the discretion of management, and depending on financial market conditions, the Company anticipates making a contribution of approximately $65 million in 2014.

The MPSC approved the deferral of the non-capitalized portion of the Company's pension expense. In 2013 and 2012, the Company deferred $21 million and $16 million, respectively, as a regulatory liability. See Note 7.

Net pension cost includes the following components:

	2013	2012	2011
	(In millions)
Service cost	$20	$16	$14
Interest cost	40	43	41
Expected return on plan assets	(75)	(72)	(72)
Amortization of:
Net loss	45	39	30
Net pension cost	$30	$26	$13

	2013	2012
	(In millions)
Other changes in plan assets and benefit obligations recognized in Regulatory assets and Other comprehensive income
Net actuarial (gain) loss	$(157)	$92
Amortization of net actuarial gain	(45)	(39)
Total recognized in Regulatory assets and Other comprehensive income	$(202)	$53
Total recognized in net periodic pension cost, Regulatory assets and Other comprehensive income	$(172)	$79
Estimated amounts to be amortized from Regulatory assets and Accumulated other comprehensive loss into net periodic benefit cost during next fiscal year
Net actuarial loss	$33	$45
Prior service cost (credit)	$(1)	$—

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

The following table reconciles the obligations, assets and funded status of the plan as well as the amount recognized as prepaid pension cost or pension liability in the Consolidated Statements of Financial Position at December 31:

	2013	2012
	(In millions)
Accumulated benefit obligation, end of year	$832	$906
Change in projected benefit obligation
Projected benefit obligation, beginning of year	$1,003	$871
Service cost	20	16
Interest cost	40	43
Actuarial (gain) loss	(105)	117
Benefits paid	(47)	(44)
Projected benefit obligation, end of year	$911	$1,003
Change in plan assets
Plan assets at fair value, beginning of year	$920	$846
Actual return on plan assets	128	97
Company contributions	—	21
Benefits paid	(47)	(44)
Plan assets at fair value, end of year	$1,001	$920
Funded status of the plans, end of year	$90	$(83)
Amounts recorded as:
Noncurrent assets	$206	$98
Current liabilities	—	(1)
Noncurrent liabilities	(116)	(180)
	$90	$(83)
Amounts recognized in Accumulated other comprehensive loss, pre-tax
Net actuarial loss	$2	$3

Amounts recognized in Regulatory assets (see Note 7)
Net actuarial loss	$406	$608
Prior service cost	(3)	(3)
	$403	$605

At December 31, 2013, the benefits related to the Company's qualified and nonqualified pension plans expected to be paid in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2014	$46
2015	47
2016	48
2017	52
2018	53
2019 - 2023	301
Total	$547

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Assumptions used in determining the projected benefit obligation and net pension costs are listed below:

	2013	2012	2011
Projected benefit obligation
Discount rate	4.95%	4.15%	5.00%
Rate of compensation increase	4.20%	4.20%	4.20%
Net pension costs
Discount rate	4.15%	5.00%	5.50%
Rate of compensation increase	4.20%	4.20%	4.00%
Expected long-term rate of return on plan assets	8.25%	8.25%	8.50%

The Company employs a formal process in determining the long-term rate of return for various asset classes. Management reviews historic financial market risks and returns and long-term historic relationships between the asset classes of equities, fixed income and other assets, consistent with the widely accepted capital market principle that asset classes with higher volatility generate a greater return over the long-term. Current market factors such as inflation, interest rates, asset class risks and asset class returns are evaluated and considered before long-term capital market assumptions are determined. The long-term portfolio return is also established employing a consistent formal process, with due consideration of diversification, active investment management and rebalancing. Peer data is reviewed to check for reasonableness. As a result of this process, the Company has long-term rate of return assumptions for its pension plans of 7.75% and other postretirement benefit plans of 8.00%, for 2014. The Company believes these rates are a reasonable assumption for the long-term rate of return on its plan assets for 2014 given its investment strategy.

The Company employs a total return investment approach whereby a mix of equities, fixed income and other investments are used to maximize the long-term return on plan assets consistent with prudent levels of risk, with consideration given to the liquidity needs of the plan. Risk tolerance is established through consideration of future plan cash flows, plan funded status and corporate financial considerations. The investment portfolio contains a diversified blend of equity, fixed income and other investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, growth and value stocks and large and small market capitalizations. Fixed income securities generally include market and long duration bonds of companies from diversified industries, mortgage-backed securities, non-U.S. securities, bank loans and U.S. Treasuries. Other assets such as private markets and hedge funds are used to enhance long-term returns while improving portfolio diversification. Derivatives may be utilized in a risk controlled manner, to potentially increase the portfolio beyond the market value of invested assets and/or reduce portfolio investment risk. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.

Target allocations for pension plan assets as of December 31, 2013 are listed below:

U.S. Large Cap Equity Securities	22%
U.S. Small Cap and Mid Cap Equity Securities	5
Non U.S. Equity Securities	20
Fixed Income Securities	25
Hedge Funds and Similar Investments	20
Private Equity and Other	8
100%

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Fair Value Measurements for pension plan assets at December 31, 2013 and 2012 (a):

	December 31, 2013				December 31, 2012
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(In millions)
Asset Category:
Short-term investments (b)	$6	$—	$—	$6	$—	$7	$—	$7
Equity securities
U.S. Large Cap (c)	243	—	—	243	199	13	—	212
U.S. Small/Mid Cap (d)	61	—	—	61	45	1	—	46
Non U.S. (e)	167	35	—	202	155	35	—	190
Fixed income securities (f)	4	237	—	241	25	205	—	230
Hedge Funds and Similar Investments (g)	74	19	108	201	61	23	99	183
Private Equity and Other (h)	—	—	47	47	—	—	52	52
Total	$555	$291	$155	$1,001	$485	$284	$151	$920
______________________________________

(a)	See Note 3 — Fair Value for a description of levels within the fair value hierarchy.

(b)
This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets or valuations from brokers or pricing services.

(c)
This category comprises both actively and not actively managed portfolios that track the S&P 500 low cost equity index funds. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(d)
This category represents portfolios of small and medium capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(e)
This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(f)
This category includes corporate bonds from diversified industries, U.S. Treasuries, and mortgage backed securities. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as Level 2 assets.

(g)
This category utilizes a diversified group of strategies that attempt to capture financial market inefficiencies and includes publicly traded debt and equity, publicly traded mutual funds, commingled and limited partnership funds and non-exchange traded securities. Pricing for Level 1 and Level 2 assets in this category is obtained from quoted prices in actively traded markets and quoted prices from broker or pricing services. Non-exchange traded securities held in commingled funds are classified as Level 2 assets. Valuations for some Level 3 assets in this category may be based on limited observable inputs as there may be little, if any, publicly available pricing.

(h)
This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in timber and private mezzanine debt. Pricing for investments in this category is based on limited observable inputs as there is little, if any, publicly available pricing. Valuations for assets in this category may be based on discounted cash flow analyses, relative publicly-traded comparables and comparable transactions.

The pension trust holds debt and equity securities directly and indirectly through commingled funds and institutional mutual funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds and institutional mutual funds hold exchange-traded equity or debt securities and are valued based on net asset values (NAV). Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class or issue for each security. The trustee monitors prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustees challenge an assigned price and determine that another price source is considered to be preferable. The Company has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, the Company selectively corroborates the fair values of securities by comparison of market-based price sources.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3):

	Year Ended December 31, 2013			Year Ended December 31, 2012
	Hedge Funds and Similar Investments	Private Equity and Other	Total	Hedge Funds and Similar Investments	Private Equity and Other	Total
	(In millions)
Beginning Balance	$99	$52	$151	$89	$50	$139
Total realized/unrealized gains (losses):
Realized gains (losses)	1	5	6	5	(1)	4
Unrealized gains (losses)	10	(4)	6	(1)	3	2
Purchases, sales and settlements:
Purchases	4	4	8	73	10	83
Sales	(6)	(10)	(16)	(67)	(10)	(77)
Ending Balance	$108	$47	$155	$99	$52	$151
The amount of total gains for the period attributable the change in unrealized gains or losses related to assets still held at the end of the period	$10	$1	$11	$5	$1	$6

There were no transfers between Level 3 and Level 2 and there were no significant transfers between Level 2 and Level 1 in the years ended December 31, 2013 and 2012.

Other Postretirement Benefits

The Company participates in plans sponsored by LLC that provide certain other postretirement health care and life insurance benefits for employees who are eligible for these benefits. The Company's policy is to fund certain trusts to meet our other postretirement benefit obligations. Separate qualified Voluntary Employees Beneficiary Association (VEBA) trusts exist for represented and non-represented employees. The Company contributed $25 million to its other postretirement medical and life insurance benefit plans during 2013. At the discretion of management, the Company may make up to a $25 million contribution to its VEBA trusts in 2014.

Starting in 2012, in lieu of offering future employees post-employment health care and life insurance benefits, the Company allocates a fixed amount per year to an account in a tax-exempt trust for each employee. These trusts are managed either by the Company (for non-represented and certain represented groups), or by the Utility Workers of America (UWUA) for Local 223 employees. The cost of these plans was less than $1 million in 2013 and 2012.

Beginning in 2013, the Company replaced sponsored retiree medical, prescription drug and dental coverage with a Retiree Health Care Allowance (RHCA). This change applies to both current and future Medicare eligible non-represented retirees, spouses, surviving spouses, or same sex domestic partners; as well as future Medicare eligible represented retirees, spouses, surviving spouses, or same sex domestic partners. The 2013 RHCA allowance ranged between $3,250 and $3,500 depending on an employee’s date of hire and will increase each year at the lower of the rate of medical inflation or 2%.

Net other postretirement cost (benefit) includes the following components:

	2013	2012	2011
	(In millions)
Service cost	$12	$17	$15
Interest cost	19	27	27
Expected return on plan assets	(35)	(33)	(31)
Amortization of:
Net loss	13	14	11
Prior service credit	(26)	(2)	(2)
Net transition obligation	1	1	1
Net other postretirement cost (benefit)	$(16)	$24	$21

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

	2013	2012
	(In millions)
Other changes in plan assets and APBO recognized in Regulatory assets (liabilities)
Net actuarial gain	$(88)	$(21)
Amortization of net actuarial gain	(13)	(14)
Prior service credit	(58)	(54)
Amortization of prior service cost	26	2
Amortization of transition asset	(1)	(1)
Total recognized in Regulatory assets (liabilities)	$(134)	$(88)
Total recognized in net periodic benefit cost and Regulatory assets (liabilities)	$(150)	$(64)
Estimated amounts to be amortized from Regulatory assets into net periodic benefit cost during next fiscal year
Net actuarial loss	$6	$14
Prior service credit	(30)	(16)
Net transition obligation	—	1
	$(24)	$(1)

The following table reconciles the obligations, assets and funded status of the plans including amounts recorded as Accrued postretirement liability - affiliates in the Consolidated Statements of Financial Position at December 31:

	2013	2012
	(In millions)
Change in accumulated postretirement benefit obligation
Accumulated postretirement benefit obligation, beginning of year	$525	$564
Service cost	12	17
Interest cost	19	27
Plan amendments	(58)	(54)
Actuarial gain	(59)	(10)
Medicare Part D subsidy	—	2
Benefits paid	(21)	(21)
Accumulated postretirement benefit obligation, end of year	$418	$525
Change in plan assets
Plan assets at fair value, beginning of year	$396	$332
Actual return on plan assets	64	44
Company contributions	25	45
Benefits paid	(21)	(25)
Plan assets at fair value, end of year	$464	$396
Funded status at fair value, end of year	$46	$(129)
Amount recorded as:
Noncurrent assets (liabilities)	$46	$(129)

Amounts recognized in Regulatory assets (liabilities) (see Note 7)
Net loss	$66	$167
Prior service credit	(90)	(58)
Net transition obligation	—	1
	$(24)	$110

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

At December 31, 2013, the benefits expected to be paid, including prescription drug benefits, in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2014	$24
2015	26
2016	27
2017	28
2018	29
2019 - 2023	160
Total	$294

Assumptions used in determining the projected benefit obligation and net other postretirement benefit cost are listed below:

	2013	2012	2011
Accumulated postretirement benefit obligation
Discount rate	4.95%	4.15%	5.00%
Health care trend rate pre- and post- 65	7.50 / 6.50%	7.00%	7.00%
Ultimate health care trend rate	4.50%	5.00%	5.00%
Year in which ultimate reached pre- and post- 65	2025 / 2024	2021	2020
Other postretirement benefit costs
Discount rate (prior to interim remeasurement)	4.15%	5.00%	5.50%
Discount rate (post interim remeasurement)	4.30%	N/A	N/A
Expected long-term rate of return on plan assets	8.25%	8.25%	8.75%
Health care trend rate pre- and post-65	7.00%	7.00%	7.00%
Ultimate health care trend rate	5.00%	5.00%	5.00%
Year in which ultimate reached	2021	2020	2019

A one percentage point increase in health care cost trend rates would have increased the total service cost and interest cost components of benefit costs by $2 million in 2013 and increased the accumulated benefit obligation by $27 million at December 31, 2013. A one percentage point decrease in the health care cost trend rates would have decreased the total service cost and interest cost components of benefit costs by $2 million in 2013 and would have decreased the accumulated benefit obligation by $23 million at December 31, 2013.

The process used in determining the long-term rate of return for assets and the investment approach for our other postretirement benefits plans is similar to those previously described for our pension plans.

Target allocations for other postretirement benefit plan assets as of December 31, 2013 are listed below:

U.S. Large Cap Equity Securities	17%
U.S. Small Cap and Mid Cap Equity Securities	4
Non U.S. Equity Securities	20
Fixed Income Securities	25
Hedge Funds and Similar Investments	20
Private Equity and Other	14
100%

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Fair Value Measurements for Other postretirement benefit plan assets at December 31, 2013 and 2012 (a):

	December 31, 2013				December 31, 2012
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(In millions)
Asset Category:
Short-term investments (b)	$2	$—	$—	$2	$—	$1	$—	$1
Equity securities
U.S. Large Cap (c)	94	—	—	94	66	1	—	67
U.S. Small/Mid Cap (d)	43	—	—	43	35	—	—	35
Non U.S. (e)	85	3	—	88	78	4	—	82
Fixed income securities (f)	5	107	—	112	13	85	—	98
Hedge Funds and Similar Investments (g)	39	8	48	95	35	8	41	84
Private Equity and Other (h)	—	—	30	30	—	—	29	29
Total	$268	$118	$78	$464	$227	$99	$70	$396
______________________________________

(a)	See Note 3 — Fair Value for a description of levels within the fair value hierarchy.

(b)
This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets or valuations from brokers or pricing services.

(c)
This category comprises both actively and not actively managed portfolios that track the S&P 500 low cost equity index funds. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(d)
This category represents portfolios of small and medium capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(e)
This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(f)
This category includes corporate bonds from diversified industries, U.S. Treasuries, bank loans and mortgage backed securities. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as Level 2 assets.

(g)
This category utilizes a diversified group of strategies that attempt to capture financial market inefficiencies and includes publicly traded debt and equity, publicly traded mutual funds, commingled and limited partnership funds and non-exchange traded securities. Pricing for Level 1 and Level 2 assets in this category is obtained from quoted prices in actively traded markets and quoted prices from broker or pricing services. Non-exchange traded securities held in commingled funds are classified as Level 2 assets. Valuations for some Level 3 assets in this category may be based on limited observable inputs as there may be little, if any, publicly available pricing.

(h)
This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in timber and private mezzanine debt. Pricing for investments in this category is based on limited observable inputs as there is little, if any, publicly available pricing. Valuations for assets in this category may be based on discounted cash flow analyses, relative publicly-traded comparables and comparable transactions.

The VEBA trusts hold debt and equity securities directly and indirectly through commingled funds and institutional mutual funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds and institutional mutual funds hold exchange-traded equity or debt securities and are valued based on net asset values (NAV). Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class or issue for each security. The trustee monitors prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustees challenge an assigned price and determine that another price source is considered to be preferable. The Company has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, the Company selectively corroborates the fair values of securities by comparison of market-based price sources.

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3):

	Year Ended December 31, 2013			Year Ended December 31, 2012
	Hedge Funds and Similar Investments	Private Equity and Other	Total	Hedge Funds and Similar Investments	Private Equity and Other	Total
	(In millions)
Beginning Balance	$41	$29	$70	$32	$20	$52
Total realized/unrealized gains (losses):
Realized gains (losses)	—	1	1	2	(4)	(2)
Unrealized gains	4	2	6	—	5	5
Purchases, sales and settlements:
Purchases	3	1	4	30	12	42
Sales	—	(3)	(3)	(23)	(4)	(27)
Ending Balance	$48	$30	$78	$41	$29	$70
The amount of total gains for the period attributable the change in unrealized gains or losses related to assets still held at the end of the period	$4	$3	$7	$2	$1	$3

There were no transfers between Level 3 and Level 2 and there were no significant transfers between Level 2 and Level 1 in the years ended December 31, 2013 and 2012.

Interim Re-measurement of Other Postretirement Benefit Obligation

In March 2013, the Company reached agreements on new four-year labor contracts with certain represented employees under several bargaining units. As a term of the agreements, the Company replaced sponsored retiree medical, prescription drug and dental coverage for future Medicare eligible retirees with a Retiree Health Care Allowance (RHCA) account of $3,250 per year. The modification in retiree health coverage will reduce future postretirement benefit costs.
Based on the impact of such benefit cost savings on the financial statements, the Company re-measured its retiree health plan as of March 31, 2013. In performing the re-measurement, the Company updated its significant actuarial assumptions, including an adjustment to the discount rate from 4.15% at December 31, 2012 to 4.30% at March 31, 2013. Plan assets were also updated to reflect fair value as of the re-measurement date. Beginning April 2013, net postretirement benefit costs were recorded based on the updated actuarial assumptions and benefit changes resulting from the new labor contract.
Healthcare Legislation

In December 2003, the Medicare Act was signed into law which provides for a non-taxable federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least “actuarially equivalent” to the benefit established by law. The effects of the subsidy reduced net periodic postretirement benefit costs by nominal amounts in 2013, $2 million in 2012 and $1 million in 2011.

Grantor Trust

DTE Gas maintains a Grantor Trust to fund other postretirement benefit obligations that invests in life insurance contracts and income securities. Employees and retirees have no right, title or interest in the assets of the Grantor Trust, and the Company can revoke the trust subject to providing the MPSC with prior notification. DTE Gas accounts for its investment at fair value, approximately $17 million and $14 million at December 31, 2013 and 2012, respectively, with unrealized gains and losses recorded to earnings. The Grantor Trust investment is included in Investments on the Consolidated Statements of Financial Position.

Defined Contribution Plans

The Company also participates in defined contribution retirement savings plans for DTE Energy and its affiliates. Participation in one of these plans is available to substantially all represented and non-represented employees. The Company matches employee contributions up to certain predefined limits based upon eligible compensation, the employee's contribution

DTE Gas Company
Notes to Consolidated Financial Statements - (Continued)

rate and, in some cases, years of credited service. The cost of these plans was $5 million in 2013 and 2012 and $4 million in 2011.

NOTE 14 — RELATED PARTY TRANSACTIONS

The Company has agreements with affiliated companies to provide storage and transportation services and for the purchase of natural gas. The Company also has an agreement with a DTE Energy affiliate where it is charged for its use of their shared capital assets. A shared services company accumulates various corporate support services expenses and charges various subsidiaries of DTE Energy, including DTE Gas. DTE Gas participates in a defined benefit retirement plan sponsored by another affiliate of DTE Energy. DTE Gas records federal, state and local income taxes payable to or receivable from DTE Energy based on its federal, state and local tax provisions.

The following is a summary of transactions with affiliated companies:

	2013	2012	2011
	(In millions)
Revenues
Storage and transportation services	$4	$4	$2
Other services	$1	$3	$3
Costs
Gas purchases	$(2)	$2	$3
Other services and interest	$19	$18	$17
Customer service and administrative and general expenses	$126	$116	$118
Other
Dividends declared	$79	$82	$80
Dividends paid	$79	$82	$80
Transfer of subsidiaries to an affiliate	$2	$—	$12

	December 31
	2013	2012
	(In millions)
Assets
Accounts receivable (includes income taxes receivable of $48 and $42, respectively)	$52	$43
Notes receivable	$5	$8
Prepaid pension costs	$206	$97
Prepaid postretirement costs	$46	$—
Liabilities & Equity
Accounts payable	$19	$22
Short-term borrowings	$12	$59
Accrued pension liability	$116	$180
Accrued postretirement liability	$—	$129

Our accounts and notes receivable from affiliated companies and accounts payable to affiliated companies are payable upon demand and are generally settled in cash within a monthly business cycle.

Charitable contributions to the DTE Energy Foundation were $21 million for the year ended December 31, 2012. There were no contributions for the years ended December 31, 2013 and 2011, respectively. The DTE Energy Foundation is a non-consolidated not-for-profit private foundation, the purpose of which is to contribute and assist charitable organizations and does not serve a direct business or political purpose of DTE Gas.